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                                                                     EXHIBIT 11

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PNC BANK CORP. AND SUBSIDIARIES
CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER COMMON SHARE

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Three months ended March 31
In thousands, except per share data                                    1995          1994
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
PRIMARY WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Weighted average shares of common stock outstanding                 231,408       234,863
Weighted average common shares to be issued
 using average market price and assuming exercise
 of stock options                                                     1,181         1,835
                                                              ----------------------------
 Primary weighted average common shares outstanding                 232,589       236,698
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FULLY DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Weighted average shares of common stock outstanding                 231,408       234,863
Weighted average common shares to be issued
 using average market price or period-end market
 price, whichever is higher, and assuming:
   Conversion of preferred stock Series A & B                           208           241
   Conversion of preferred stock Series C                               651           705
   Conversion of preferred stock Series D                               833           873
   Conversion of debentures                                              69            75
   Exercise of stock options                                          1,294         1,835
                                                              ----------------------------
 Fully diluted weighted average
  common shares outstanding                                         234,463       238,592
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PRIMARY EARNINGS PER COMMON SHARE
Net income                                                         $125,651      $205,689
Less: Preferred dividends declared                                      393           419
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  Net income applicable to primary earnings
    per common share                                               $125,258      $205,270
      Primary earnings per common share                                $.54          $.87
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FULLY DILUTED EARNINGS PER COMMON SHARE
Net income                                                         $125,651      $205,689
Add:   Interest expense on convertible
       debentures (net of tax)                                           11            12
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  Net income applicable to fully diluted
   earnings per common share                                       $125,662      $205,701
     Fully diluted earnings per common share                           $.54          $.86
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